UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 29, 2013 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000
________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 29, 2013, the compensation committee (the "Committee") of the Board of Directors of athenahealth, Inc. ("athenahealth") approved the athenahealth Executive Incentive Plan (the "Plan"), which operates under and is subject to the athenahealth 2007 Stock Option and Incentive Plan. The Plan is designed to allow the Committee to grant awards that will be treated as performance-based compensation under Section 162(m) of the Internal Revenue Code and reward athenahealth executives for annual performance against financial and operational metrics that further athenahealth's business strategy.
Pursuant to the Plan, each participant is eligible to receive cash incentive award(s) calculated in part by reference to a "Target Award" determined for each participant by the Committee. Under the Plan, the Committee will establish one or more "Threshold Goals" for the performance cycle, which are minimum performance thresholds that must be achieved before participants may earn any award. If no Threshold Goal is achieved, no payments are made under the Plan. If any Threshold Goal is achieved, each participant is eligible to earn a "Maximum Award" which is 300% of the CEO's base salary and 100% of every other participant's base salary, up to a maximum of $2 million per participant for a performance cycle. The Maximum Award is then subject to reduction based on athenahealth's achievement of the "Scorecard Result" for that participant.
The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	athenahealth, Inc. Executive Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
April 4, 2013	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
SVP, GC, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	athenahealth, Inc. Executive Incentive Plan